Exhibit 5.1

[FORM OF OPINION OF ALSTON & BIRD LLP]

[Filing Date]

Denny’s Holdings, Inc.

Denny’s Corporation

203 East Main Street

Spartanburg, SC 29319

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Denny’s Holdings, Inc., a New York corporation (the “Company”), and Denny’s Corporation, a Delaware corporation (the “Parent” or the “Guarantor,” and together with the Company, the “Issuers”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), $175,000,000 principal amount of the Company’s 10% Senior Notes due 2012 (the “New Notes”) and the related guarantee of the New Notes (the “Parent Guarantee”) by the Guarantor (together with the New Notes, the “Securities”). Following the effectiveness of the Registration Statement, the Issuers intend to issue the Securities to the holders of $175,000,000 principal amount of the Company’s 10% Senior Notes due 2012 (the “Old Notes”) in exchange for such Old Notes and the related guarantee of the Old Notes by the Guarantor (together with the Old Notes, the “Old Securities”). This opinion is furnished at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

The New Notes shall be issued under an Indenture dated as of October 5, 2004 (the “Indenture”) among the Company, the Guarantor and U.S. Bank National Association, as Trustee (the “Trustee”). The Parent Guarantee is set forth in Article X of the Indenture and a notation of the Parent Guarantee shall be endorsed on each New Note. The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”).

We have examined the Old Securities, the proposed form of the Securities, the Indenture, and the Registration Statement, including the Statement of Eligibility under the TIA on Form T-1 of the Trustee filed as an exhibit thereto. We also have examined the organizational documents of the Issuers and records of proceedings of the Boards of Directors, or committees thereof, of the Issuers deemed by us to be relevant to this opinion letter, and made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have also assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, and that the Trustee is, with respect to acting as a trustee under the Indenture, in compliance with all applicable laws and regulations.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Issuers and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion, as to matters that might have been disclosed by independent verification.

Our opinions herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and we express no opinion herein concerning any other laws.

Based upon the foregoing, and subject to the other assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Upon due execution of the New Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture, and issuance and delivery thereof (with the notation of the Parent Guarantee endorsed thereon) in exchange for the Old Securities as contemplated by the Registration Statement, the New Notes will constitute legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and the Parent Guarantee, and enforceable against the Company in accordance with their terms, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally, and by general principles of equity (including reasonableness, good faith, fair dealing and materiality), and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. Upon due execution of the New Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture, and issuance and delivery thereof (with the notation of the Parent Guarantee endorsed thereon) in exchange for the Old Securities as contemplated by the Registration Statement, the Parent Guarantee will constitute the legally valid and binding obligation of the Guarantor, in accordance with the terms of the Indenture, and enforceable against the Guarantor in accordance with its terms, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally, and by general principles of equity (including reasonableness, good faith, fair dealing and materiality), and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. Our opinions herein are limited to those matters set forth in Opinion Paragraphs 1 and 2 above, and no opinion may be implied or inferred beyond the opinions expressly stated. This opinion letter is effective as of the date hereof and we hereby expressly disclaim any obligation to supplement the opinions expressed herein for any changes which may occur hereafter with respect to any matters of fact or law addressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our firm’s name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By
A Partner